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EXHIBIT 21

SUBSIDIARIES

Triathlon Broadcasting of Tri-Cities, Inc.

Triathlon Broadcasting of Spokane, Inc.

Triathlon Broadcasting of Colorado Springs, Inc.

Triathlon Broadcasting of Wichita, Inc.

Triathlon Broadcasting of Omaha, Inc.

Triathlon Broadcasting of Lincoln, Inc.

Triathlon Broadcasting of Tri-Cities Licensee, Inc.

Triathlon Broadcasting of Spokane Licensee, Inc.

Triathlon Broadcasting of Colorado Springs Licensee, Inc.

Triathlon Broadcasting of Wichita Licensee, Inc.

Triathlon Broadcasting of Omaha Licensee, Inc.

Triathlon Broadcasting of Lincoln Licensee, Inc. Triathlon
Broadcasting of Little Rock, Inc.

Triathlon Sports Programming, Inc.

TSPN, Inc.

Pinnacle Sports Productions, LLC